UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2022

BIOLIFE SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36362	94-3076866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3303 Monte Villa Parkway,
Bothell, WA 98021
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 402-1400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
BioLife Solutions, Inc. Common Stock	BLFS	NASDAQ Capital Market

Item 1.01	Entry into a Material Definitive Agreement.

On September 20, 2022 (the “Effective Date”), BioLife Solutions, Inc., a Delaware corporation (the “Company” or “Borrower”), and certain of its subsidiaries entered into a loan and security agreement (the “Loan Agreement”) with Silicon Valley Bank, a California corporation (the “Lender”). Subsidiaries of the Company that are party to the Loan Agreement (such subsidiaries, being the “Subsidiaries”) are SAVSU Technologies, Inc., Arctic Solutions, Inc., SciSafe Holdings, Inc, Global Cooling Inc., and Sexton Biotechnologies, Inc., which are each Delaware corporations.

Pursuant to the Loan Agreement, the Lender has agreed to make, prior to June 30, 2023, term loans to the Company and the Subsidiaries in an aggregate principal amount of up to $40,000,000, $10,000,000 of which is available to the Company and the Subsidiaries only if on or prior to June 30, 2023, that Borrower achieve certain revenue milestones. In addition, subject to certain other conditions, the Lender will make additional term loans to the Company and the Subsidiaries in the principal amount of up to $10,000,000. The Company and the Subsidiaries have granted a security interest to the Lender in all of their assets, other than their intellectual property (which they have agreed not to encumber). The Company must repay accrued interest on all term loans monthly, commencing with the first month following the Effective Date, and must repay the principal of each term loan in twenty-four (24) consecutive equal monthly installments of the principal balance commencing on July 1, 2024 (which date may be extended, subject to certain conditions, to July 1, 2025). The loan matures on June 1, 2026, though it may be extended to June 1, 2027, upon the occurrence of certain conditions. Any prepayment of the term loans prior to the first anniversary of the Effective Date will be subject to a prepayment penalty equal to 2% of the principal amount prepaid and at all times thereafter, a prepayment penalty equal to 1% of the principal amount prepaid. In addition, on repayment in full of the term loans, the Company and the Subsidiaries are obligated to pay the Lender an amount equal to the aggregate principal amount of all term loans extended by the Lender multiplied by 5.75%.

The outstanding principal amount of any term loan under the Loan Agreement will accrue interest at a floating rate per annum equal to the greater of (1) 5.75% and (2) the prime rate (the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication) plus 0.50%. The overall rate of interest applicable to each term loan shall not increase more than 1.0% above the overall rate of interest applicable to such term loan on the funding date of such term loan.

The Loan Agreement contains customary covenants (subject, in each case, to certain exemptions), including restrictions on dispositions of property, indebtedness, liens, acquisitions and investments. Non-compliance with one or more of the covenants and restrictions or the occurrence of an event of default could result in the full or partial principal balance of the Loan Agreement becoming immediately due and payable and termination of the commitments.

This summary of the Loan Agreement is qualified in its entirety by reference to the full text of the Loan Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2022.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioLife Solutions, Inc.

Date: September 26, 2022	By:	/s/ Troy Wichterman
Name: Troy Wichterman Title: Chief Financial Officer